EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

January 28, 2014

Board of Trustees
Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Foundation Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period March 1, 2013 through January 28, 2015 for the Delaware Foundation Growth Allocation Fund and Delaware Foundation Moderate Allocation Fund; and October 1, 2013 through January 28, 2015 for the Delaware Foundation Conservative Allocation Fund.

Fund	Class	12b-1 Cap
Delaware Foundation Growth Allocation Fund	Class B	0.25%
Delaware Foundation Moderate Allocation Fund	Class B	0.25%
Delaware Foundation Conservative Allocation Fund	Class B	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

		By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Foundation Funds
By:	/s/Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: January 28, 2014